Exhibit 23

Consent of the Independent Registered Public Accounting Firm

HearUSA Inc.
West Palm Beach, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed September 13, 1994), Form S-8 (File No. 333-08523), Form S-3 (File No. 333-04303), Form S-3 (File No. 333-04639), Form S-3 (File No. 333-11429) , Form S-3 (File No. 333-18753), Form S-3 (File No. 333-24357), Form S-3 (File No. 333-25169), Form S-3 (File No. 333-64571), Form S-3 (File No. 333-38862), Form S-8 (File No. 333-73022), Form S-3 (File No. 333-115399) and Form S-3/A (File No. 333-128605) of our report dated April 5, 2007, relating to the consolidated financial statements and financial statement schedule of HearUSA Inc., appearing in the Company’s Annual Report on Form 10-K for fiscal year ended December 30, 2006.

BDO Seidman, LLP

West Palm Beach, Florida
April 6, 2007